UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 30, 2014

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2014, salesforce.com, inc. (the “Company”) announced the appointment of Mark J. Hawkins to serve as the Company’s Chief Financial Officer, effective August 1, 2014. Mr. Hawkins replaces Graham Smith, who intends to remain with the Company in an advisory role until his retirement on March 31, 2015, the terms of which were previously disclosed by the Company on a Form 8-K filed February 28, 2014.

Prior to joining the Company, Mr. Hawkins, age 55, served as Executive Vice President and Chief Financial Officer and principal financial officer for Autodesk, Inc., a design software and services company, since April 2009. From April 2006 to April 2009, Mr. Hawkins served as Senior Vice President, Finance and Information Technology, and Chief Financial Officer of Logitech International S.A. Previously, Mr. Hawkins held various finance and business-management roles with Dell Inc. and Hewlett-Packard Company. Mr. Hawkins served on the Board of Directors of BMC Software, Inc. from May 2010 through September 2013 at which time BMC was taken private. Mr. Hawkins holds a B.A. in Operations Management from Michigan State University and an M.B.A. in Finance from the University of Colorado. He also completed the Advanced Management Program at Harvard Business School.

There are no arrangements or understandings between Mr. Hawkins and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Offer Letter

The Company entered into an employment offer letter (the “Agreement”) with Mr. Hawkins. The Agreement has no specified term, and Mr. Hawkins’ employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Hawkins will receive an annual base salary of $650,000, subject to annual review, and an initial annual bonus targeted at 100% of base salary. He will also receive a sign-on bonus of $500,000, payable in two installments. He may also receive such further bonuses as may be determined from time to time by the Board or a committee thereof pursuant to the Company’s bonus plan and based on periodically articulated metrics as to individual and Company performance.

Equity Award. The Company intends to issue Mr. Hawkins 30,000 restricted stock units and an option to purchase 413,000 shares of the Company’s common stock at an exercise price equal to the per share closing price of the Company’s common stock on the date of grant. These equity awards will be subject to the Company’s standard time-based vesting provisions.

Severance Terms. If the Company terminates Mr. Hawkins’ employment without cause or if Mr. Hawkins voluntarily terminates his employment for good reason, each as defined in the Agreement, he will be entitled to receive: a payment equal to one year of his annual base salary and his annual target bonus, each at the level in effect immediately prior to his termination date, in 12 monthly installments (which payments will cease if he accepts employment with another party during such time); and reimbursement of unpaid expenses. Receipt of these severance benefits under the Agreement is conditioned upon execution by Mr. Hawkins of a release of claims in favor of the Company.

Other Benefits. Mr. Hawkins is eligible to participate in the benefit programs generally available to senior executives of the Company. The Company will reimburse Mr. Hawkins for reasonable expenses incurred in connection with the performance of his duties under the Agreement.

Mr. Hawkins’ bonuses and equity grants will be subject to the Company’s “clawback” policies as in effect from time to time.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company also intends to enter into its standard form of indemnification agreement with Mr. Hawkins, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed on April 20, 2004 and is incorporated by reference herein, and its standard form of change of control and retention agreement applicable to non-CEO Section 16 officers, which is filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed on March 9, 2009 and is incorporated by reference herein.

Attached to this Form 8-K is a press release regarding Mr. Hawkins’ appointment as Chief Financial Officer. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter, dated June 11, 2014, between salesforce.com, inc. and Mark Hawkins

99.1	Press Release dated June 30, 2014

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2014	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter, dated June 11, 2014, between salesforce.com, inc. and Mark Hawkins

99.1	Press Release dated June 30, 2014